EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Imaging PET Technologies, Inc., a Canadian company

Positron Pharmaceuticals Company, a Nevada corporation

Manhattan Isotope Technology LLC, a Texas limited liability company

Positron Isotope Corporation, a Indiana corporation